EXHIBIT 99.1

Contact:

Marc Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC., REPORTS FISCAL 2005

SECOND-QUARTER AND FIRST-HALF FINANCIAL RESULTS

• RECORD QUARTERLY EARNINGS

• QUARTERLY SALES INCREASED 23.5 PERCENT OVER THE SAME PERIOD LAST YEAR

BOCA RATON, FLORIDA—October 7, 2004—Q.E.P. Co., Inc. (Nasdaq: QEPC), today announced financial results for the fiscal 2005 second quarter and six months ended August 31, 2004. In 24 of the past 26 quarters, the Company has recorded higher year-over-year sales improvements.

Net sales for the three months ended August 31, 2004, increased 23.5 percent to $42.6 million from last year’s $34.5 million. Net sales for the first half of fiscal 2005 increased 23.8 percent to $85.7 million from $69.2 million for the comparable period last year. Acquisitions accounted for approximately $3.8 million in sales in the fiscal 2005 second quarter and $7.2 million in sales in the first half of fiscal 2005. Changes in foreign currency accounted for approximately $529 thousand of the increase in the fiscal 2005 second quarter and approximately $1.5 million of the increase in the first half of fiscal year 2005. The effect of foreign currency on net income for the second quarter and first half of fiscal 2005 was not material.

Gross profit margin in the fiscal 2005 second quarter was 33.6 percent compared with 34.7 percent in the comparable period last fiscal year. The gross margin for the first half of fiscal 2005 was 33.8 percent compared to 34.6 percent in the comparable period last fiscal year. For both the fiscal 2005 second quarter and first half of fiscal 2005, gross profit margins were impacted by higher costs for raw materials, as well as the cost of a roll-out of a new product line at one of the Company’s retail customers.

Operating income, which is a record, increased $305 thousand in the fiscal 2005 second quarter to approximately $2.3 million over the comparable period in fiscal 2004. As a percentage of sales, both selling and marketing costs, and general and administrative costs decreased in the fiscal 2005 quarter, while shipping costs increased as a result of higher freight costs caused by the increases in the price of fuel. For the first half of fiscal 2005, operating income increased 31.0 percent to $4.4 million from $3.4 million for the first half of fiscal 2004. Last year’s first-half operating income was negatively impacted by a $617 thousand charge taken in the first quarter for the early repayment of $4.5 million of subordinated debt. Excluding this one-time charge, however, operating income would have been $4.0 million.

Interest expense declined 3.3 percent in the second quarter of fiscal 2005 to $322 thousand. For the first half of fiscal 2005, interest expense declined 40.4 percent against the prior-year period. Interest expense for the 2004 fiscal year first quarter included a $270 thousand prepayment penalty related to the aforementioned repayment of the subordinated debt.

Net income in the 2005 second quarter increased 24.2 percent to $1.2 million, or $0.33 per diluted share compared with last year’s $979 thousand, or $0.28 per diluted share. Net income in the first half of fiscal 2005 increased 71.0 percent to approximately $2.4 million, or $0.65 per diluted share from $1.4 million, or $0.40 per diluted share in the first half of fiscal 2004. Net income in the first half of fiscal 2004 was affected by an after tax charge of $566 thousand, or $0.16 per share for the repayment of the subordinated debt. Diluted net income per share, excluding charges associated with the repayment of the subordinated debt, improved 16.1 percent to $0.65 versus $0.56 in comparable period. A reconciliation follows of the Company’s diluted earnings per share:

	Six Months Ended August 31,
	2004	2003
Earnings per common share – diluted:
GAAP earnings per common share	$0.65	$0.40
Charge related to early repayment of $4.5 million of subordinated debt	0.00	0.18
Interest prepayment penalty of subordinated debt	0.00	0.08
Provision for income taxes related to repayment of subordinated debt	0.00	(0.10)

	$0.65	$0.56

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “We are extremely pleased with our top-line growth. Barring any unforeseen events, earnings for fiscal 2005 will approximate the higher end of Q.E.P’s previously announced range of $1.27 to $1.30 per share.”

The Company will be hosting a conference call at 10:00 a.m. Eastern today to discuss this press release and answer questions. To participate in the conference call, please dial 800-922-0755 five to 10 minutes before the call is scheduled to begin. While we hope you will be able to join us for the call, we have arranged to have the teleconference session available for replay from October 13 until midnight on October 20. The number to hear the teleconference replay is 1-877-519-4471. The access code for the replay is 5224801. You will find the financial information to be discussed during the conference call on Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding earnings growth and our expectations regarding revenue and earnings in future periods and earnings per share and any Statements as to what the company “believes,” “intends,” “expects,” or “anticipates”, are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and the Company has no duty to update such statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products and its profitability, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s sales and marketing efforts, and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 29, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data; unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2004	2003	2004	2003
Net Sales	$42,591	$34,489	$85,695	$69,200
Cost of goods sold	$28,273	$22,518	$56,765	$45,279

Gross profit	$14,318	$11,971	$28,930	$23,921

Costs and expenses
Shipping	$4,288	$3,021	$8,697	$6,304
General and administrative	$3,717	$3,098	$7,456	$6,055
Selling and marketing	$4,016	$3,634	$8,201	$7,260
Other expense	$39	$264	$129	$906

Operating income	$2,258	$1,954	$4,447	$3,396

Interest expense, net	$(320)	$(331)	$(629)	$(1,056)

Income before provision for income taxes	$1,938	$1,623	$3,818	$2,340
Provision for income taxes	$(722)	$(644)	$(1,440)	$(949)

Net income	$1,216	$979	$2,378	$1,391

Basic earnings per common share:	$0.35	$0.29	$0.69	$0.41
Diluted earnings per common share:	$0.33	$0.28	$0.65	$0.40

Weighted average number of dilutive shares outstanding	3,649	3,504	3,648	3,482

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	August 31, 2004	February 29, 2004
Current Assets:
Cash and cash equivalents	$1,081	$957
Accounts receivable	26,304	23,121
Inventories	32,614	28,855
Other current assets	2,433	2,530

	62,432	55,463

Property and equipment, net	8,064	8,029
Other assets	15,933	15,332

Total Assets	$86,429	$78,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including current portion of long-term debt)	$47,429	$41,710

Long-term debt and other liabilities	7,007	7,664
Warrant put liability	2,038	1,943
Stockholders’ equity	29,955	27,507

Total Liabilities and Stockholders’ Equity	$86,429	$78,824

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